UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

BENTHOS, INC.

(Exact Name of Small Business Issuer as Specified in Its Charter)

Commission file number: 0-29024

Massachusetts	04-2381876
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

49 Edgerton Drive North Falmouth, MA	02556
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: 508-563-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 30, 2005, the Company entered into an employment agreement with Richard B. Martin, effective on that date, pursuant to which Mr. Martin agrees to serve as a Vice President of the Company for an initial period expiring December 31, 2006. Thereafter, said term will be automatically extended for consecutive two year terms unless either the Company or Mr. Martin provides the other with 180 days written notice prior to the expiration of the initial term or any extended term. The agreement provides for a base salary of $130,000 per year, subject to increase by the Company. During fiscal year 2005, Mr. Martin will be eligible to earn an incentive bonus of up to 30% of his base salary in accordance with the Company’s 2005 Incentive Compensation Matrix described in the Company’s Current Report on Form 8-K dated January 24, 2005. In the event that the Company terminates his employment other than for cause, disability or death, Mr. Martin will be entitled to receive severance benefits equal to six months’ base salary. If a Change of Control occurs, and within one year thereafter the Company terminates Mr. Martin’s employment other than for cause, the Company shall pay him six months’ base salary. A Change of Control means (i) a merger, reorganization or consolidation of the Company with another entity or the sale of all or substantially all of the assets of the Company, unless 50% or more of the voting power of the securities of the acquiring entity is owned by the stockholders of the Company immediately prior to the transaction, or (ii) a sale or transfer of more than 50% of the common stock of the Company to a person or persons not controlled, directly or indirectly, by the Company. The foregoing description is a summary of the terms of the agreement with Mr. Martin and is qualified in its entirety by reference to the text of the complete document, a copy of which is annexed hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Not applicable

(b)	Not applicable

(c)	The following exhibit is filed herewith:

Exhibit 99.1	Employment Agreement between the Company and Richard B. Martin.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENTHOS, INC.
(Registrant)

Date: June 30, 2005	By:	/s/ Francis E. Dunne, Jr.
Francis E. Dunne, Jr.
Vice President, Chief Financial Officer,
and Treasurer
(Principal Financial and Accounting Officer)

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